Option Agreement

This Option Agreement (“Agreement”) is made and entered into as of May 15, 2009 (the “Effective Date”) by and between Coastal Pacific Mining Corp. (“CPM”), a company incorporated in the Province of Alberta, Canada, and Trio Gold Corp (“TRIO”), a company incorporated in the Province of Alberta, Canada (collectively, the “Parties”).

RECITALS

A.
TRIO has leased and has an option to purchase a 100% interest in 29 unpatented lode mining claims located in Nevada within the Carlin Gold Trend (the “Claims” or the “Property”).  This Mineral Lease and Purchase Option Agreement (the “Mineral Lease”) held by TRIO is attached as Exhibit A. The Claims are also subject to an exchange agreement between TRIO and McWatters Mining Inc., granting McWatters a 1.5% Net Smelter Return, said agreement attached hereto as Exhibit B (the “Exchange Agreement”).

B.
TRIO desires to grant to CPM and CPM desires to earn a 45% undivided interest in the Claims, with an option to earn a total 75% interest in the Claims by providing, at their sole cost (including all lease maintenance fees and costs), a bankable feasibility within three years from the date of their election to provide such feasibility.

C.
When CPM has been deemed to have earned its final undivided interest in the Property of either 45% if it elects not to complete a bankable feasibility study, or 75% if it elects to complete a bankable feasibility study, it is contemplated that CPM and TRIO shall enter into a formal joint venture agreement (the “Joint Venture”).

DUE DILIGENCE PERIOD

TRIO hereby grants CPM until July 15th, 2009 to conduct its due diligence (“due diligence period”). On or before July 15th, 2009, CPM must notify TRIO of its election to either:

A.	Elect to earn its respective interest pursuant to this Option Agreement, or

B.	Elect not to proceed with the right to earn an interest in the Claims, in which case CPM will have no further right or entitlement to earn an interest in the Claims.

AGREEMENT

1.	Formation of a Management Committee

1.1.
During the option period, CPM and TRIO shall form a management committee to oversee exploration of the claims and each party will have equal representation on the committee. The initial size of the committee shall be four, two representatives appointed by CPM and two representatives appointed by TRIO. The size of the committee may be changed at anytime through unanimous agreement of the Parties provided that CPM and TRIO retain equal representation on the committee. Either party may change its representatives at anytime by providing written notification to the other party of the change. In the event of a tie vote from the management committee during the option period, then TRIO will have the deciding vote.

1.2.	The management committee shall have full control over the approval of work plans and annual expenditure amounts. Such approval shall not be unreasonably withheld.

1.3.	The management committee shall remain in effect during and after the option period until such time that it is superseded by the Joint Venture.

2.	TRIO’s Role as Operator

2.1.
During the option period, TRIO shall be the operator of the Property and shall be granted all rights necessary or incident to or for the performance of its activities under this Agreement, including, but not limited to, the authority to apply for all necessary permits, licenses and other approvals from the United States of America, the State of Nevada or any other governmental or other entity having regulatory authority over any part of the Property.

2.2.
During the option period, TRIO and its employees, agents and independent contractors shall have the exclusive right to enter upon the Property and to conduct such prospecting, exploration, or other mining work as they desire and as is permitted by Federal and Nevada laws.  In addition TRIO shall have the right to bring upon and erect upon the Property such buildings, plants, machinery and equipment as TRIO may deem necessary or desirable to carry out such activities.

2.3.
In the conduct of its exploration, development and other activities on the Property, TRIO shall be responsible for compliance with applicable laws and regulations in Nevada, including laws and regulations related to exploration, development, mining and reclamation.

2.4.
During the option period TRIO shall be responsible to make timely payments of required claim maintenance fees, royalties, property taxes, and any other payments required to maintain the Claims.  TRIO shall also be responsible for timely filing and recording of all documents required to evidence the payment of required claim maintenance fees.

2.5.	Exploration and Claim maintenance costs defined herein are collectively referred to as “Operational Costs”.

2.6.
TRIO shall permit CPM, or its representative duly authorized in writing, to visit and inspect the Property at all reasonable times and intervals, and data obtained by TRIO as a result of its operations thereon, provided always that CPM or its representative will abide by the rules and regulations laid down by TRIO relating to matters of safety and efficiency in its operations.

2.7.
TRIO shall ensure that all work performed by TRIO and its contractors on the Property is done in a good and workmanlike manner and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority.

2.8.
TRIO shall deliver to CPM, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of TRIO with respect to the Property. TRIO will provide a weekly progress report to CPM.

2.9.
Not later than March 31 of each calendar year, TRIO shall deliver to the management committee a work plan and budget for exploration of the Property during that calendar year. The work plan shall describe the exploration goals and general scope of work and the budget shall identify the Operational Costs to be expended and the anticipated schedule of funding requirements. The management committee shall have final approval authority for the work plan and budget.

3.	CPM’s Obligations under This Agreement

3.1.	CPM shall provide $2.0M in funding to cover Operational Costs subject to approval by the management committee defined in Section 1 according to the following schedule:

•	$1,000,000 on or before July 15th, 2009

•	$1,000,000 on or before July 15th, 2010

3.2.
Once CPM has provided $2.0M in funding for the project, and provided CPM does not elect to proceed with the bankable feasibility study, then CPM and TRIO shall fund the Operational Costs jointly, with CPM providing 45% of the funds and TRIO providing 55% of the funds. In the event that CPM elects to proceed with a bankable feasibility study, it has to notify TRIO of its decision to do so within 90 days from the date it has spent the $2.0M in Operational Costs. From that point forward it shall incur all expenses (including all lease maintenance fees and costs) relating to the completion of the bankable feasibility study. Thereafter, the Operational Costs will be shared CPM 75%, and TRIO 25%.

3.3.
Provided CPM elects to proceed with the Option Agreement to earn an interest in the Claims, then CPM shall issue to TRIO 300,000 shares of its common stock (these shares will be subject to SEC Rule 144). Furthermore, TRIO, as operator of the Claims, will receive an operating fee of 10% of the total Operational Costs.

4.	TRIO’s Obligations under This Agreement

4.1.	TRIO shall continue to perform its obligations under the terms of the Mineral Lease.

5.	Joint Venture after the Option Period

5.1.	Upon completion of the Option Period, a Joint Venture is to be formed between the Parties.

6.	Representations and Warranties made by CPM

CPM represents and warrants to TRIO that:

6.1.
CPM is duly incorporated, validly existing and in good standing under the laws of the Province of Alberta, Canada, and is qualified to do business and is in good standing. CPM has the requisite corporate authority and capacity to carry on business as presently conducted, to enter into this Agreement, and to perform all of its obligations hereunder.

6.2.
The entering into of this Agreement and the performance by CPM of its obligations hereunder will not violate or conflict with any applicable law or any order, decree or notice of any court or other governmental agency, nor conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which CPM is a party or by which it is bound.

6.3.	The CPM Shares will, at the time of delivery to TRIO, be duly authorized and validly allotted and issued as fully paid and non-assessable, free of any liens, charges or encumbrances.

6.4.
No order ceasing or suspending trading in securities of CPM or prohibiting the sale or issuance and delivery of such securities is outstanding, and no proceedings for such purpose are pending or, to the best of the knowledge of CPM, threatened.

6.5.
On the date of receipt by TRIO of the certificate or certificates representing the CPM Shares, every consent, approval, authorization, order or agreement of the Regulatory Authorities that is required for the issuance of the CPM Shares and the delivery to TRIO of such certificate or certificates to be valid will have been obtained and will be in effect.

6.6.
The CPM Shares are part of a class of shares of CPM that is currently listed and posted for trading on a recognized Exchange and, at the time of the delivery of the certificates representing the CPM Shares to TRIO, will have been approved and listed on a recognized Exchange.

6.7.
All requisite corporate action on the part of CPM, and on the part of its officers, directors and shareholders, necessary for the execution, delivery and performance by it of this Agreement and all other agreements contemplated hereby, have been taken.

7.	Representations and Warranties made by TRIO

TRIO represents and warrants to CPM to the best of its knowledge and understanding that:

7.1.
The Mineral Lease provided as in Exhibit “A” is valid and in full force and TRIO is not in violation of any of the terms of the agreement.  Furthermore, the Property is free and clear of any other liens, claims, or encumbrances other than those identified in the Mineral Lease and the Exchange Agreement as per Exhibit B.

7.2.	All operations and activities conducted by or on behalf of TRIO on the Claims have been conducted in compliance with applicable federal, state and local laws, rules and regulations.

7.3.	TRIO is in good standing under the laws of the Province of Alberta.

7.4.
All requisite action on the part of TRIO, and on the part of its officers and members, necessary for the execution, delivery, and performance by it of this Agreement and all other agreements contemplated hereby, have been taken.

8.	Termination of this Option Agreement

8.1.	CPM may in its sole discretion terminate this Agreement at any time by giving not less than 30 days prior written notice to that effect to TRIO. Upon expiry of the 30 day notice period,

or if the Agreement is terminated pursuant to any other provision of this Agreement, the Agreement will be of no further force and effect.  Upon such termination, CPM shall have no further obligation to incur Operational Costs, however, it will be responsible for the payment of all outstanding Operational Costs incurred up to and including the termination date, and shall have no further obligations or liabilities to TRIO under this Agreement or with respect to the Property. CPM will be responsible to reclaim (in accordance with applicable law) any disturbances of the Property made while this Agreement was in effect.

8.2.
In the event that CPM is in default in providing the funds pursuant to clause 3.1 of this Agreement, then TRIO may notify CPM of the default, and upon receipt of this default notice from TRIO, CPM will have a period of 30 days to cure said default, failing which this Agreement will automatically terminate.

9.	Assignment

9.1.	This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

9.2.
CPM may, upon the prior written approval of TRIO, which approval shall not be unreasonably withheld, assign this Agreement to other parties that are not affiliated with CPM at any time, provided that the assignee agrees in writing to assume all CPM’s obligations under this Agreement.  Upon such assignment, or an assignment to an affiliate (as described below), CPM shall have no further obligations or liabilities under this Agreement.

9.3.
At any time, and without the consent of TRIO, CPM may assign this Agreement (a) to one or more of its affiliates upon the affiliate assuming all of CPM’s obligations under this Agreement (affiliate meaning any entity which directly or indirectly controls or is controlled by, or under common control with CPM); (b) in connection with a pledge by CPM for financing purposes, (c) in connection with a corporate merger or reorganization involving CPM, or (d) in connection with a sale of all or substantially all of CPM’s assets.

9.4.
TRIO may, upon the prior written approval of CPM, which approval shall not be unreasonably withheld, assign its interest in the Property and this Agreement to other parties that are not affiliated with TRIO at any time, provided that the assignee agrees in writing to assume all TRIO’s obligations under this Agreement.  Upon such assignment, or an assignment to an affiliate (as described below), TRIO shall have no further obligations or liabilities under this Agreement.

9.5.
At any time, and without the consent of CPM, TRIO may assign its interest in the Property and this Agreement (a) to one or more of its affiliates upon the affiliate assuming all of TRIO’s obligations under this Agreement (affiliate meaning any entity which directly or indirectly controls or is controlled by, or under common control with, TRIO); (b) in connection with a pledge by TRIO for financing purposes, (c) in connection with a corporate merger or reorganization involving TRIO, or (d) in connection with a sale of all or substantially all of TRIO’s assets.

10.	Dispute Resolution

10.1.
If the Parties are unable to resolve a dispute arising under this Agreement, then either party may request that the matter be determined by binding arbitration. The parties shall first endeavor to select a single arbitrator who, by virtue of education and experience, has knowledge and expertise regarding gold exploration contracts and the conduct of gold exploration, development, mining, and processing activities. If the parties are unable to agree upon a single arbitrator within fifteen (15) days, then each party shall select one arbitrator, and the two arbitrators will choose a third arbitrator. Arbitration proceedings will be conducted in Reno, Nevada in accordance with the Rules and Procedures of the American Arbitration Association. The arbitrators may, in their discretion, direct one party to pay all or some part of the attorney's fees and costs incurred by the other party. The parties may conduct discovery in accordance with the Nevada Rules of Civil Procedure. The arbitrators' decision shall be final and binding, and the prevailing party may submit the arbitrators' decision to a court for enforcement.

11.	Entire Agreement

11.1.	This Agreement contains the entire agreement between the parties relating to the Property.

12.	General

12.1.	Notice to CPM or to TRIO shall be sufficiently given if delivered personally, or if sent by prepaid mail or reputable overnight courier, or if transmitted by facsimile to such party:

In the case of a notice to CPM at:

Coastal Pacific Mining Corp.
              727 Drury Ave. NE
              Calgary, Alberta T2E-0M3

Facsimile number:  (403) ___-____
                                Attention:  John Kenney Berscht

In the case of a notice to TRIO at:

Trio Gold Corp
                                        Suite 145, 251 Midpark Blvd. SE
                                        Calgary, AB T2X-1S3

Facsimile number:  (403) 262-9759
                                       Attention:  Harry Ruskowsky

or at such other address or addresses as the party to whom such notice or other writing is to be given shall have last notified the party giving the same in the manner provided in this section.  Any notice or other writing delivered to the party to whom it is addressed as set forth above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day in the city where the notice is delivered, then such notice or other writing shall be deemed to have been given and received on the next following business day.  Any notice or other writing submitted by facsimile or other form of recorded communication shall be deemed to have been given and received on the first business day after its transmission.

12.2.
Each of CPM and TRIO shall, with reasonable diligence, do all such things and provide all such reasonable assurances and assistance as may be required to consummate the transactions contemplated by this Agreement and each party shall provide such further documents or instruments required by the other party as may reasonably be necessary or desirable in order to give effect to the terms and conditions of this Agreement and carry out its provisions at, before or after the Effective Date.

12.3.
This Agreement may be executed by each of CPM and TRIO in counterparts and by facsimile, each of which when so executed and delivered shall be an original, but both such counterparts, whether executed and delivered in the original or by facsimile, shall together constitute one and the same agreement.

12.4.	All dollar references in this Agreement are to the United States dollars.

12.5.
This Agreement may not be amended or modified, nor may any obligation hereunder be waived, except by writing duly executed on behalf of all Parties, and unless otherwise specifically provided in such writing, any amendment, modification, or waiver shall be effective only in the specific instance and for the purpose it is given.

13.	Signatures

IN WITNESS WHEREOF, the parties have executed this Exploration and Development Agreement effective as of the date first set forth above.

for Coastal Pacific Mining Corp. “Signed” John Kenney Berscht
John Kenney Berscht President and Chief Executive Officer
for TRIO GOLD CORP. “Signed” Harry Ruskowsky
Harry Ruskowsky President and Chief Executive Officer